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EXHIBIT 10.10

                                 MMI COMPANIES, INC.

                                RETIREMENT EQUITY PLAN

                                EFFECTIVE JULY 1, 1997



                                 ARTICLE I - PURPOSE

1.1. This Plan is adopted to provide a select group of highly compensated and managerial employees of MMI Companies, Inc. and its subsidiaries covered under the MMI Companies, Inc. Savings and Profit Sharing Plan (the "Basic Plan"), the opportunity to accumulate deferred compensation which cannot be accumulated under the Basic Plan because of the limitations on deferrals under Internal Revenue Code (the "Code") Section 401(k) (the "401(k) Limits"), the limitations on elective deferrals under Code
      Section 402(g) (the "402(g) Limits"), or the limitations on tax-qualified pension plan benefits under Code Section 401(a)(17) (the "401(a)(17) Limits").

                               ARTICLE II - DEFINITIONS

2.1. ACCOUNTS means the accounts maintained under this Plan on the books of the Company for the benefit of an Eligible Employee.

2.2. BASIC PLAN means the MMI Companies, Inc. Savings and Profit Sharing Plan, as amended from time to time.

2.3.  BOARD means the Board of Directors of MMI Companies, Inc.

2.4. CODE means the Internal Revenue Code of 1986, as amended from time to time.

2.5. COMMITTEE means the Personnel and Compensation Committee appointed by the Board.

2.6. COMPANY means MMI Companies, Inc. or any company which is a successor as a result of merger, consolidation, liquidation, transfer of assets or other reorganization.

2.7. ELIGIBLE COMPENSATION means the portion of an Eligible Employee's compensation with respect to which he or she is eligible to make a deferral election under the Basic Plan (determined without regard to the 401(k) Limits, 402(g) Limits, or 401(a)(17) Limits).

2.8. ELIGIBLE EMPLOYEE means, for any Plan Year, an employee of the Company, or of a subsidiary of the Company that has adopted the Basic Plan, who
      (i) has made an election to make before-tax savings contributions under the Basic Plan which election, if fully implemented, would result in an amount of before-tax savings contributions that would exceed either the 401(k) Limits, the 402(g) Limits, or the 401(a)(17) Limits for such Plan Year, and (ii) who is a member of a select group of management or highly compensated employees as defined for purposes of Sections 201(2), 301(3) and 401(a)(1) of ERISA. The Committee shall establish the criteria for determining which employees are members of such a select group, which criteria may include the identification of individual employees.

2.9. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10. PLAN means this MMI Companies, Inc. Retirement Equity Plan.


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2.11. PLAN YEAR means the six-month period ending December 31, 1997 and the twelve-month period ending each subsequent December 31 during which the Plan is in effect.

                     ARTICLE III - SALARY REDUCTION CONTRIBUTIONS

3.1. An Eligible Employee may, for any Plan Year in which he or she is an Eligible Employee, elect to accept a reduction in Eligible Compensation from the Company equal to a whole percentage of his or her Eligible Compensation per payroll period; provided, however, that such reduction shall not exceed the amount of the before-tax savings contributions which he or she could have made to the Basic Plan for that Plan Year in the absence of any restrictions on before-tax savings contributions under the 401(a)(17) Limits, the 401(k) Limits, or the 402(g) Limits. An Eligible Employee's Eligible Compensation reductions under this Section 3.1 will not begin until the Eligible Employee's before-tax savings contributions to the Basic Plan have reached the maximum allowed for that Plan Year under the 401(a)(17) Limits, the 401(k) Limits, or the 402(g) Limits. The Company will credit to each Eligible Employee's Retirement Equity Contribution Account the amount of that Eligible Employee's Eligible Compensation reduction contributions under this Section 3.1.

3.2. Each Eligible Employee may make his or her initial Eligible Compensation reduction election on or before June 30, 1997, and such election shall apply to each payroll period commencing on or after July 1, 1997, and prior to January 1, 1998. Thereafter, an Eligible Employee may make or revise an election on or before each December 31 and June 30, and such election shall apply to all payroll periods commencing during the following six months, and may not be amended or revoked during such six month period; provided, however, that to the extent required by any applicable law an Eligible Employee may be permitted to revoke his or her election on a prospective basis, but shall thereafter no longer be considered an Eligible Employee. An Eligible Employee who does not make a new election prior to any June 30 or December 31 shall be deemed to have elected the same deferral rate as previously in effect. In order to facilitate processing of deferral elections, the Company may require that deferral elections be received by a specified date prior to each June 30 or December 31 in order to be valid.

                     ARTICLE IV - EMPLOYER MATCHING CONTRIBUTION

4.1. Semi-Annually, the Company will credit to each Eligible Employee's Retirement Equity Matching Account an amount equal to the additional matching contribution which the Company would have made to the Eligible Employee's Matching Employer Contribution Account under the Basic Plan if the Eligible Employee's salary reduction contributions had been made to the Basic Plan instead of being credited under this Plan.

                                 ARTICLE V - VESTING

5.1. SALARY REDUCTION CONTRIBUTIONS. An eligible Employee shall always be 100% vested in amounts credited to his or her Retirement Equity Contribution.

5.2. EMPLOYER MATCHING CONTRIBUTIONS. An Eligible Employee will always have the same vesting percentage in his or her Retirement Equity Matching Account as he or she has in his or her Matching Employer Contribution Account under the Basic Plan.

                          ARTICLE VI - PAYMENTS OF BENEFITS

6.1. PAYMENTS OF BENEFITS. The benefit payable under this Plan on account of an Eligible Employee's termination of employment, retirement, disability or death shall be paid in accordance with Section 6.2 beginning as soon as practicable and no later than sixty days after the earlier of such termination of employment, incurrence of disability (as determined by the Committee), or death. Unless otherwise designated in the Eligible Employee's election, any death benefit payable under this Plan shall be payable to the same beneficiary who is to be paid death benefits under the Basic Plan. An Eligible Employee may


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      change beneficiaries at any time without consent of a prior beneficiary, but no designation of a beneficiary shall be effective until actually received by the Company on a form designated by the Committee.

6.2. FORM OF PAYMENT. Any benefit payable to an Eligible Employee or beneficiary shall be paid in a single lump sum equal to the total vested balance in the Eligible Employee's Accounts; provided, however, that an Eligible Employee whose vested balance exceeds $3,500.00 and whose employment is terminated by reason of retirement or disability may elect to receive a series of annual installments, the number of which shall be specified in such election. The amount of each such installment shall be equal to the balance in the Eligible Employee's Accounts immediately prior to the payment divided by the number of installments remaining to be paid (including such installment). No such election, or change in a prior election, shall be valid unless made on a form specified by the Committee and received by the Committee at least six months prior to the date of the Eligible Employee's retirement. All benefits payable to an Eligible Employee whose employment is terminated prior to retirement, including payments to a beneficiary after the Eligible Employee's death, shall be paid in a single lump sum.

                                ARTICLE VII - ACCOUNTS

7.1. ACCOUNTS. The Company will maintain on its books a Retirement Equity Contribution Account and a Supplemental Employer Matching Account for each Eligible Employee, to which shall be credited, as appropriate, Eligible Compensation reduction contributions under Section 3.1, matching employer contributions under Section 4.1 and interest as provided in
      Section 7.2.

7.2. EARNINGS. Each Account shall be credited or charged from time to time to reflect earnings or losses, as hereinafter determined. Initially, earnings on each Account shall be based upon the six month U.S. Treasury Bill Rate plus two (2)% per annum, and shall be credited at the end of each quarter based upon the average Account balance for such quarter and the Treasury Bill rate in effect on the last business day of such quarter. The Committee shall have the authority to either specify, on a prospective basis, an alternative interest rate, or to select one or more alternative investment funds, which may include individual stocks, stock indices, or mutual funds, and to permit Eligible Employees to allocate their Account balances among such investment funds and to change such allocation from time to time, in which event an Eligible Employee's Accounts shall be credited or charged with the actual gain or loss he would have realized had his Account actually been invested in such funds. The Committee shall have full authority to select the permitted investment funds and to change them from time to time, and to establish procedures for the allocation of Accounts among investment funds and the crediting or charging of income or loss; provided, however, that in all cases each investment fund shall constitute a "predetermined actual investment" as defined under Section 3121(v) of the Code, and that all allocations and reallocations of Accounts among investment funds shall occur prospectively only.

                            ARTICLE VIII - ADMINISTRATION

8.1. COMMITTEE. The Company shall be the "administrator" of this Plan for purposes of Section 3(16)(A) of ERISA. The Committee on behalf of the Company shall administer, construe and interpret this Plan and shall determine, subject to the provisions of this Plan, the Eligible Employees who shall participate in the Plan from time to time and the amount, if any, due an Eligible Employee (or his or her beneficiary) under this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a participant in this Plan may vote on matters affecting his or her personal benefit under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein. In carrying out its duties herein, the Committee shall have discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties. The Committee may adopt rules and procedures to be used in the administration of this Plan.


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8.2.  CLAIMS.  Any Eligible Employee, or person claiming to be a beneficiary of an Eligible Employee (a "claimant"), may file a written claim for benefits under this Plan on a form designated by the Company. Such claims shall initially be processed by the human resources, personnel, or other applicable department of the Eligible Employee's employer. If such claim is denied in whole or part, the claimant shall receive a written notice of denial, which shall be written in language calculated to be understood by the claimant without legal assistance and shall set forth the specific reasons for the denial and explaining the procedure for an appeal and review of the decision by the Committee. Such notice shall be furnished not later than 90 days after the claim has been filed (which 90 day period may be extended for up to an additional 90 days if special circumstances require and notice of the extension is furnished to the claimant prior to the end of the first 90 day period).

8.3. REVIEW OF DENIALS. A claimant whose claim is denied, or his authorized representative, may request a review upon written application to the Committee within 60 days after receiving notice of the denial. In connection with such application, the claimant or his authorized representative may review pertinent documents and may submit issues and comments in writing. If such an application is made, the Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the application, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the extension shall be given to the claimant before the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based.

8.4. TAX WITHHOLDING. All payments of benefits under this Plan shall be subject to applicable income, social security, and other tax withholding. To the extent that Code Section 3121(v), or other applicable law, requires that taxes be withheld prior to payment of benefits, the Company shall determine the manner in which the required withholding is to be determined, and shall withhold the applicable taxes from current compensation or any other amounts payable to the Eligible Employee. If such amounts are insufficient, the Eligible Employee shall be required to pay the required amount to the Company.

8.5. NOTICES, ETC. Persons entitled to benefits under the Plan shall file with the Committee from time to time such person's post office address and each change of post office address. Each such person entitled to benefits under the Plan also shall furnish the Committee with all appropriate documents, evidence, data or information which the Committee considers necessary or desirable in administering the Plan. Any document will be properly filed with the Committee if it is delivered or mailed by registered or certified mail postage prepaid to the Committee in care of the Company. A notice mailed to an Eligible Employee or beneficiary at his or her last address filed with the Committee will be binding on the Eligible Employee or beneficiary for all purposes of the Plan. Any notice under this Plan may be waived by the person entitled to notice.

8.6. LITIGATION. In any action or proceeding regarding the Plan, Eligible Employees or former Eligible Employees, their beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process.
      Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Company, a member of the Board, the Committee or any member thereof, or any of their agents by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to an Eligible Employee's or other person's benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Eligible Employee or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of the Company, the Board, the Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.


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8.7.  ESTABLISHMENT OF TRUST.  The Company may, but shall not be obligated to, establish one or more trusts and transfer thereto amounts equal to part or all of the Account balances of Eligible Employees from time to time. Any such trust shall be a "grantor trust", the income of which is includable in the income of the Company pursuant to Section 671 of the Code, and the assets of any such trust shall be subject to the claims of the Company's general creditors so that the maintenance of such trust does not cause the Plan to be considered funded for purposes of ERISA or
      Section 83 of the Code. Subject to the preceding sentence, the Committee shall have full authority to select a trustee for such trust and remove or replace the trustee from time to time, to enter into a trust agreement for such trust on such terms as the Committee determines to be appropriate and to amend or revoke any such agreement, and to instruct the trustee with respect to the investments of such trust (which may, but need not be, the same as the investment funds specified pursuant to
      Section 7.2) and with respect to distributions from such trust. Any amount actually distributed from any such trust to or for the benefit of an Eligible Employee (or his beneficiary) shall be charged against and reduce such Eligible Employee's Account balance, and shall fully discharge the Company's obligation hereunder to the extent of the amount so distributed, but the establishment of any such trust shall not affect the primary obligation of the Company pursuant to this Plan.

                        ARTICLE XI - MISCELLANEOUS PROVISIONS

I. LIMITATION OF RIGHTS. Nothing contained in the Plan shall be construed to:

       A. Limit in any way the right of the Company to terminate an Eligible Employee's employment at any time; or

       B. Be evidence of any agreement or understanding, express or implied, that the Company will employ an Eligible Employee in any particular position at any particular rate of remuneration.

II. NONALIENATION OF BENEFITS; NO WITHDRAWALS. No amounts payable hereunder may be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such amounts shall be subject to legal process or attachment of the payment of any claims against any person entitled to receive the same but the Company shall have the right to offset any amount owed to it by the Eligible Employee. No amounts credited to an Eligible Employee's Accounts may be withdrawn or paid to the Eligible Employee prior to his or her termination of employment.

III. AMENDMENT OR TERMINATION OF PLAN. Although it is expected that this Plan shall continue indefinitely, the Board may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety; provided, however, that an Eligible Employee's Accounts as of the date of any such amendment or termination may not be reduced nor may any such amendment or termination adversely affect an Eligible Employee's entitlement to his or her Accounts as of such date. This Plan shall terminate automatically if the Basic Plan terminates, in which event (i) no additional Eligible Employees shall become participants in this Plan and (ii) benefits under this Plan shall be paid in such manner and at such time as the Board, in its discretion, determines, without regard to when benefits under the Basic Plan are paid.

IV. CONSTRUCTION OF PLAN. This Plan shall be so construed that it will be "unfunded" and maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" as those terms are used in ERISA.

V. PAYMENT OF ADMINISTRATION EXPENSES. All expenses incurred in the administration and operation of the Plan, including any taxes payable by the Employer in respect of the Plan shall be paid by the Employer.

VI. GENDER AND NUMBER. Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.


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VII.   LAW GOVERNING.  This Plan shall be construed in accordance with and governed by the laws of the State of Illinois to the extent that such laws are not preempted by federal law.